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                                                                   EXHIBIT 99.1

                                                                   NEWS RELEASE

                       IXC COMMUNICATIONS, INC. ANNOUNCES
                  SECOND FIBER SALE TO LCI INTERNATIONAL, INC.

           Cleveland-to-New York Route Part of New IXC Fiber Network

AUSTIN, Texas, September 17, 1997 -- IXC Communications, Inc. (NASDAQ:IIXC) one of the fastest-growing U.S. telecommunications companies, has reached an agreement with LCI International, Inc. to sell dark fiber along its Cleveland to New York fiber optic route. LCI will pay IXC in excess of $20 million for the purchase of a portion of the dark fiber installed on IXC's 729-mile fiber route from Cleveland to New York, scheduled for completion at the end of 1997.

Earlier this year, LCI bought fiber on IXC's 3100-mile fiber route that runs from Chicago through Dallas to Los Angeles. "The LCI agreement is the latest in a number of very significant joint construction and fiber sale transactions that has allowed IXC to deploy a state-of-the-art, nationwide fiber optic network at a net cost per route mile that is about 25% of the industry average," said Ralph Swett, Chairman and Chief Executive Officer of IXC.

As part of its ongoing nationwide network expansion, IXC is installing the latest technology in fiber optic cabling and optronic transmission equipment on routes generally diverse from other carriers. Advanced technologies allow IXC to install fewer pieces of equipment along the network, minimizing the chance of mechanical failure and reducing operating costs. "Once again, LCI has recognized the quality and value of IXC's advanced network as our fiber expansion progresses," said Mike Vent, Executive Vice President of Network Operations and Engineering at IXC. "We look forward to working with LCI on this new project as part of our expanding relationship."

"We need high-quality, fault-tolerant fiber to support the growing requirements of our network," said Lawrence J. Bouman, LCI Senior Vice President of Engineering, Operations and Technology. "The fiber we have purchased from IXC this year represents the most advanced technology available and gives us the additional capacity we need to support our expanding customer base and deployment of SONET ring architecture."

LCI International Inc. provides a full array of worldwide voice and data transmission services to businesses, residential customers and other carriers through its fiber-optic network. LCI International, Inc. is headquartered in McLean, VA, with offices in more than
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45 locations, including national network control and customer service centers, and regional operations in various locations throughout the United States.

Austin, Texas-based IXC Communications, Inc. is one of the United States' largest suppliers of voice, data and multimedia transmission services. The company owns and operates one of the newest nationwide digital networks and makes network capacity available to local telephone companies, national and regional long-distance carriers, cable and utility companies, and Internet Service Providers. IXC offerings include private line, broadband, and switched and dedicated inbound and outbound calling products, and calling card and debt card services. IXC is a publicly traded company listed on NASDAQ under the symbol IIXC. IXC's Web site is located at www.ixc-comm.net.


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INVESTOR CONTACT:                             MEDIA CONTACT:
James F. Guthrie                              Meri Braziel
Executive Vice President                      Senior Vice President of Marketing
Chief Financial Officer                       (512) 433-3535
(512) 427-3731                                mbraziel@ixc-comm.net
jguthrie@ixc-comm.net








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